Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Genworth Financial, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-161562) on Form S-3 and (Nos. 333-115825, 333-127474 and 333-168961) on Form S-8 of Genworth Financial, Inc. of our reports dated February 27, 2012, with respect to the consolidated balance sheets of Genworth Financial, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2011, and the reference to our firm under the heading “Selected Financial Data,” which reports and reference appear in the December 31, 2011 annual report on Form 10-K of Genworth Financial, Inc.

Our reports on the consolidated financial statements and schedules dated February 27, 2012 refer to a change in the method of accounting for embedded credit derivatives and variable interest entities in 2010 and for other-than-temporary impairments in 2009.

/s/ KPMG LLP

Richmond, Virginia
February 27, 2012